CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                       September 18, 1997



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 213

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 213 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trust of said Fund (the "Trust"), under a Trust Agreement dated September 18, 1997 (the "Indenture") between Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, Muller Data Corporation, as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made in accordance with the terms of the Indenture. The Trust holds Corporate Bonds and certain Zero Coupon Certificates (the "Stripped Obligations") (collectively "the Securities") as such terms are defined in the Prospectus. For purposes of the following discussion and opinions, it is assumed that the Securities are debt for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

         (ii) Each Unit holder will be considered as owning a pro rata share of each Security of the Trust in the proportion that the number of Units held by him bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unit holder in the proportion described, and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of interest derived from each Trust asset when such interest is received by the Trust. Each Unit holder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his interest in any Security held by the Trust which was issued with original issue discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Corporate Bonds if it is "de minimis" within the meaning of Section 1273 of the Code and, based upon a Treasury Regulation (the "Regulation") which was issued on December 28, 1992 regarding the stripped bond rules of the Code, original issue discount with respect to a Stripped Obligation will be treated as zero if it is "de minimis" as determined thereunder. If a Security constitutes a "high yield discount obligation" within the meaning of Section 163(e)(5) of the Code, certain special rules may apply. A Unit holder may elect to include in taxable income for Federal income tax purposes, market discount as it accrues with respect to his interest in any Corporate Bond held by the Trust which he is considered as having acquired with market discount at the same time and in the same manner as though the Unit holder were the direct owner of such interest.

        (iii) The price a Unit holder pays for his Units, including sales charges, is allocated among his pro rata portion of each Security held by the Trust (in proportion to the fair market values thereof on the date the Unit holder purchases his Units), in order to determine his initial cost for his pro rata portion of each Security held by the Trust. The Stripped Obligations are treated as bonds that were originally issued at an original issue discount. Because the Stripped Obligations represent interests in "stripped" bonds, a Unit holder's initial cost for his pro rata portion of each Stripped Obligation held by the Trust (determined at the time he acquires his Units, in the manner described above), shall be treated as its "purchase price" by the Unit holder. Under the special rules relating to stripped bonds, original issue discount applicable to the Stripped Obligations is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at bond's purchase price and its stated redemption price at maturity. A Unit holder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Stripped Obligations held by the Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unit holders during such year to the extent it is greater than or equal to the "de minimis" amount described below. To the extent the amount of such discount is less the respective "de minimis" amount such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of Stripped Obligations, this method will generally result in an increasing amount of income to the Unit holders each year.

         (iv) Gain or loss will be recognized to a Unit holder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units represented by his Certificate. Before adjustment, such basis would normally be cost if the Unit holder had acquired his Units by purchase. In addition, such basis will be increased by the Unit holder's aliquot share of the accrued original issue discount with respect to each Security held by the Trust with respect to which there was original issue discount at the time such Security was issued and by accrued market discount which the Unit holder has elected to annually include in income with respect to each Corporate Bond and reduced by the Unit holder's aliquot share of the amortized acquisition premium, if any, which the Unit holder has properly elected to amortize under Section 171 of the Code on each Security held by the Trust. The tax cost reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his Units are sold or redeemed for an amount equal to or less than his original cost.

          (v) If the Trustee disposes of a Security (whether by sale, exchange, redemption, liquidation payment on maturity or otherwise) gain or loss will be recognized to the Unit holder and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the Security disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Securities ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in each Security must be reduced by the Unit holder's share of the amortized acquisition premium, if any, on Securities held by the Trust which the Unit holder has properly elected to amortize under Section 171 of the Code and must be increased by the Unit holder's share of the accrued original issue discount and with respect to each Security which, at the time the Security was issued, had original issue discount and, in the case of a Corporate Bond, by accrued market discount which the Unit holder has elected to annually include in income.

     Each Unit holder's pro rata share of expenses paid by the Trust is deductible by the Unitholder to the same extent as though the expense had been paid directly by him. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat certain expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount including special rules relating to "stripped" debt instruments such as the Stripped Obligations. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate. Special rules apply if the purchase price of a Security exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his pro rata portion of a Security issued with original issue discount exceeds his pro rata portion of its adjusted issue price. The application of these rules will also vary depending on the value of the Security on the date a Unit holder acquires his Units, and the price the Unit holder pays for his Units. In addition, as discussed above, the Regulation provides that the amount of original issue discount on a stripped bond is considered zero if the actual amount of original issued discount on such stripped bond as determined under Section 1286 of the Code is less that a "de minimis" amount, which, the Regulation provides, is the product of (i) 0.25 percent of the stated redemption price at maturity and (ii) the number of full years from the date the stripped bond is purchased (determined separately for each new purchaser thereof) to the final maturity date of the bond.

     If a Unit holder's tax basis in his interest in any Corporate Bond held by the Trust is less than his allocable portion of such Corporate Bond's stated redemption price at maturity (or, if issued with original issue discount, the allocable portion of its revised issue price), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. Market discount accrues daily computed on a straight line basis, unless the Unit holder elects to calculate accrued market discount under a constant yield method. The market discount rules do not apply to Stripped Obligations because they are stripped debt instruments subject to special original issue discount rules as discussed in paragraph (iii).

     Accrued market discount is generally includible in taxable income of the Unit holders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on
Corporate Bonds held by the Trust, on the sale, maturity or disposition of such Corporate Bonds by the Trust and on the sale of a Unit holder's Units unless a Unit holder elects to include the accrued market discount in taxable income as such discount accrues. If a Unit holder does not elect to annually include accrued market discount in taxable income as it accrues, deductions of any interest expense incurred by the Unit holder to purchase or carry his Units will be reduced by such accrued market discount. In general, the portion of any interest which is not currently deductible is deductible when the accrued market discount is included in income upon the sale or redemption of the Securities or the sale of Units.

     A Unit holder will recognize taxable gain (or loss) when all or part of his pro rata interest in a Security is either sold by the Trust or redeemed or when a Unit holder disposes of his Units, in each case for an amount greater (or less) than his tax basis therefor (subject to the various nonrecognition provisions of the Code).

     Any gain recognized on a sale or exchange and not constituting a realization of accrued "market discount" and any loss will, under current law, generally be capital gain or loss except in the case of a dealer or financial institution. As previously discussed, gain attributable to any Corporate Bond deemed to have been acquired by the Unit holder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income.

     If a Unit holder disposes of a Unit, he is deemed thereby to have disposed of his entire pro rata interest in all Trust assets including his pro rata portion of all of the Corporate Bonds represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unit holder to include market discount in income as it accrues) as previously discussed.

     A Unit holder who is a foreign investor (i.e., an investor other than a United States citizen or resident or United States corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition or redemption of any Security held by the Trust or the sale of his Units provided that all of the following conditions are met:

        (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

      (ii)   either

              (a) the interest is United States source income (which is the case for most securities issued by United States issuers), the debt instrument is issued after July 18, 1984, the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the debt instrument and the Unit holder is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the debt instrument; or

              (b) the interest income is not from sources within the United States;

     (iii)    with respect to any gain, the foreign investor  (if
     an  individual) is not present in the United States for  183 days or more during his or her taxable year; and

       (iv) the foreign investor provides all certification which may be required of his status.

     It should be noted that The Revenue Reconciliation Act of 1993 included a provision which eliminates the exemption from United States taxation, including withholding taxes, for certain "contingent interest." This provision applies to interest received after December 31, 1993. No opinion is expressed herein regarding the potential applicability of this provision and whether United States taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-33455) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Very truly yours


                                    CHAPMAN AND CUTLER
EFF/erg